Exhibit 99.1
Contact:	Diana G. Purcel — Chief Financial Officer 952-294-1300
Famous Dave’s Reports Third Quarter Earnings of $0.17 per share
MINNEAPOLIS, October 27, 2010 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $38.7 million and $1.5 million, respectively, or $0.17 per diluted share, for the third quarter ended October 3, 2010. This compares to revenue and net income of $33.3 million and $1.2 million, respectively, or $0.13 per diluted share for the comparable period in 2009. For the nine months ended October 3, 2010, the Company had revenue and net income of $112.1 million and $6.7 million, respectively, or $0.76 per diluted share. For the 2009 comparable period, the Company had revenue and net income of $103.4 million and $4.9 million, respectively, or $0.54 per diluted share.
“During the third quarter, a number of strong promotions, combined with continued discipline on cost control, produced improved same store sales and financial results,” said Christopher O’Donnell, president and CEO of Famous Dave’s. “We experienced year-over-year improvement in all sales levers of our business, including dine-in, catering and to-go.”
Same store sales for company-owned restaurants open for 24 months or more increased 2.4 percent during the quarter, an improvement over a negative 6.8 percent for the third quarter of 2009. The comparable sales increase included a weighted average price increase of approximately 1.0 percent. Comparable sales for company-owned restaurants decreased 0.3 percent on a year-to-date basis, compared to a decrease of 7.3 percent for the comparable period in 2009.
Franchise royalty revenue for the third quarter of 2010 totaled $4.0 million, a decrease of 5.4 percent from the comparable period in 2009. The decrease in royalty revenue primarily reflects the impact of lost royalties from eight New York and New Jersey locations, seven of which were purchased by the company in March of this year, partially offset by an increase in comparable sales of 0.7 percent. Franchise royalty revenue on a year-to-date basis totaled $12.2 million, with the year over year decrease of 5.0 percent again reflecting the impact of lost royalties from the New York and New Jersey restauarants acquisition, as well as a decrease of approximately 0.8 percent in comparable sales.
Stock-based and Board of Directors Cash Compensation and Common Share Repurchase
Earnings results for the third quarter of 2010 included approximately $325,000 or $0.02 per diluted share, in compensation expense related to the company’s stock-based incentive programs and board of directors’ cash compensation, as compared to approximately $236,000 or $0.02 per diluted share, for the prior year comparable period. The increase in stock-based compensation is primarily due to an increase in the Company’s stock price over the prior year. Stock-based compensation expense and board of directors’ cash compensation expense for the nine months ended October 3, 2010 was approximately $1.0 million or $0.08 per diluted share, compared to approximately $610,000 or $0.04 per diluted share for the prior year comparable period.
During the fiscal 2010 third quarter, the company completed its share buyback authorization, and repurchased 239,040 shares of common stock, at an average price of $8.42 per share, excluding commissions, for a total of approximately $2.0 million. The company repurchased approximately 893,000 shares of common stock during the year-to-date period of 2010 at an average price of $7.76 per share, excluding commissions, for a total of $6.9 million.

Marketing and Development
Development and marketing highlights during the quarter included a successful “limited time offer” of “Wing Wars” — an offering of both bone-in and boneless wings featuring two new hot sauces - Pineapple Rage™ and Wilbur’s Revenge™. Also during the quarter, we had a second successful “Dave’s Day” which included increased participation from our franchise system. The current limited time offering, “Ribzilla,” consists of a beef short rib prepared as an entrée or sandwich and also features a bleu cheese wedge salad and cherry cobbler. Included in this offering is a special beer pairing with Samuel Adams® Seasonals.
“In early August, we resumed our company-owned growth with the Bel Air restaurant opening,” O’Donnell said. “This was a very successful opening where we achieved the highest opening week of sales in our history and further expanded our footprint on the East Coast.”
In addition, during the third quarter, Famous Dave’s opened one new franchise-operated restaurant in San Jose, CA. Famous Dave’s ended the quarter with 179 restaurants, including 53 company-owned restaurants and 126 franchise-operated restaurants, located in 36 states. Subsequent to the quarter end, the company opened a franchise-operated restaurant in Peoria, IL to bring the total current count of restaurants to 180.
Outlook
The company has opened one company-owned location and five franchise-operated locations to date and anticipates opening approximately three to four additional franchise-operated restaurants during the fourth quarter.
Conference Call
The company will host a conference call tomorrow, October 28, 2010, at 10:00 a.m. Central Time to discuss its third quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 53 locations and franchises 127 additional units in 36 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009
Revenue:
Restaurant sales, net	$34,313	$28,763	$98,919	$89,600
Franchise royalty revenue	4,012	4,242	12,208	12,851
Franchise fee revenue	145	80	235	155
Licensing and other revenue	233	220	689	811

Total revenue	38,703	33,305	112,051	103,417

Costs and expenses:
Food and beverage costs	10,177	8,762	29,121	27,046
Labor and benefits costs	10,944	9,174	31,217	27,857
Operating expenses	9,475	7,760	26,719	23,492
Depreciation and amortization	1,401	1,253	4,070	3,834
General and administrative expenses	4,027	3,701	11,753	11,976
Asset impairment and estimated lease termination and other closing costs	4	446	(68)	119
Pre-opening expenses	219	—	300	—
Gain on acquisition, net of acquisition costs	—	—	(2,036)	—
Net loss on disposal of property	12	7	20	13

Total costs and expenses	36,259	31,103	101,096	94,337

Income from operations	2,444	2,202	10,955	9,080

Other expense:
Loss on early extinguishment of debt	—	(40)	—	(489)
Interest expense	(238)	(277)	(800)	(1,177)
Interest income	19	26	78	93
Other (expense) income, net	(8)	7	(12)	(1)

Total other expense	(227)	(284)	(734)	(1,574)

Income before income taxes	2,217	1,918	10,221	7,506

Income tax expense	(759)	(679)	(3,520)	(2,579)

Net income	$1,458	$1,239	$6,701	$4,927

Basic net income per common share	$0.17	$0.14	$0.77	$0.54

Diluted net income per common share	$0.17	$0.13	$0.76	$0.54

Weighted average common shares outstanding — basic	8,498,000	9,124,000	8,715,000	9,104,000

Weighted average common shares outstanding — diluted	8,631,000	9,254,000	8,870,000	9,184,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009
Food and beverage costs (1)	29.7%	30.5%	29.4%	30.2%
Labor and benefits (1)	31.9%	31.9%	31.6%	31.1%
Operating expenses (1)	27.6%	27.0%	27.0%	26.2%
Depreciation & amortization (restaurant level) (1)	3.7%	3.9%	3.7%	3.8%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%	0.4%	0.4%
General and administrative (2)	10.4%	11.1%	10.5%	11.6%
Asset impairment and estimated lease termination and other closing costs (1)	—	1.6%	(0.1%)	0.1%
Pre-opening expenses and net loss on disposal of property (1)	0.6%	—	0.3%	—
Gain on acquisition, net of acquisition costs(1)	—	—	(2.1%)	—

Total costs and expenses (2)	93.7%	93.4%	90.2%	91.2%
Income from operations (2)	6.3%	6.6%	9.8%	8.8%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	October 3,	January 3,
	2010	2010
ASSETS
Cash and cash equivalents	$1,712	$2,996
Other current assets	9,495	9,486
Property, equipment and leasehold improvements, net	61,851	54,818
Other assets	3,387	1,081

Total assets	$76,445	$68,381

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$12,498	$12,464
Line of credit	13,600	13,500
Other long-term obligations	16,462	9,423
Shareholders’ equity	33,885	32,994

Total liabilities and shareholders’ equity	$76,445	$68,381

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	October 3,	September 27,
	2010	2009

Cash flows provided by operating activities	$8,986	$11,684
Cash flows used for investing activities	(10,250)	(1,039)
Cash flows used for financing activities	(20)	(10,703)

Decrease in cash and cash equivalents	$(1,284)	$(58)

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009
Restaurant Sales (in thousands)
Company-Owned	$34,313	$28,763	$98,919	$89,600
Franchised-Operated	$85,968	$90,138	$261,245	$270,993

Total number of restaurants:
Company-Owned	53	46	53	46
Franchise-Operated	126	131	126	131

Total	179	177	179	177

Total weighted average weekly net sales (AWS):
Company-Owned	$50,106	$47,706	$49,927	$49,427
Franchise-Operated	$53,367	$53,524	$54,057	$54,870

AWS 2005 and Post 2005: (1)
Company-Owned	$57,343	$55,340	$56,946	$58,909
Franchise-Operated	$56,740	$57,683	$58,002	$60,201

AWS Pre 2005: (1)
Company-Owned	$45,791	$45,011	$46,183	$46,112
Franchise-Operated	$47,567	$47,472	$47,470	$47,326

Operating Weeks:
Company-Owned	680	598	1,969	1,807
Franchise-Operated	1,607	1,684	4,826	4,934

Comparable net sales (24 month):
Company-Owned %	2.4%	(6.8%)	(0.3%)	(7.3%)
Franchise-Operated %	0.7%	(9.5%)	(0.8%)	(8.8%)

Total number of comparable restaurants:
Company-Owned	42	38	41	38
Franchise-Operated	102	100	95	92

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.